Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ermenegildo Zegna N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value €0.02 per share (“Ordinary Shares”)	Other	40,000,000(3)	$9.81	$392,400,000	0.0000927	$36,375.48
Total Offering Amounts					$392,400,000		$36,375.48
Total Fee Offsets							—
Net Fee Due							$36,375.48

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Ordinary Shares which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding Ordinary Shares.

(2)

Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices for the Registrant’s Ordinary Shares on the New York Stock Exchange of $9.81 on February 18, 2022.

(3)	Represents 40,000,000 Ordinary Shares reserved for awards under the Registrant’s 2021 Equity Incentive Plan.